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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 24/Amendment No. 160 to Registration Statement Nos. 333-101778/811-21262 on Form N-4 of our report dated March 27, 2014, relating to the financial statements and financial highlights comprising each of the Subaccounts of MetLife of CT Separate Account Eleven for Variable Annuities, our report dated March 28, 2014, relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries, our report dated April 2, 2014, relating to the financial statements of Exeter Reassurance Company, LTD ("Exeter") (which report expresses an unmodified opinion and includes other matters related to a change in Exeter's presentation of insurance liabilities and to Exeter being a member of a controlled group), and our report dated
March 31, 2014, relating to the financial statements of MetLife Investors Insurance Company ("MLI") (which report expresses an unmodified opinion and includes an other matter paragraph related to MLI being a member of a controlled group), all appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

April 4, 2014